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                                                             Exhibit 4.14

                          FIFTH SUPPLEMENTAL INDENTURE


     THIS FIFTH SUPPLEMENTAL INDENTURE, dated as of ______________ (this "Supplemental Indenture"), between VISKASE COMPANIES, INC., a Delaware corporation formerly known as Envirodyne Industries, Inc. (the "Company"), and STATE STREET BANK AND TRUST COMPANY OF CONNECTICUT, N.A. (formerly Fleet National Bank Connecticut and previously Shawmut Bank Connecticut, National Association), as trustee (the "Trustee"), under the Indenture, dated as of June 20, 1995 and amended by the First Supplemental Indenture, dated as of October 13, 1995, the Second Supplemental Indenture, dated as of September 2, 1997, the Third Supplemental Indenture, dated as of July 2, 1998, and the Fourth Supplemental Indenture, dated as of October 26, 1998, between the Company and the Trustee (the "Indenture").

     WHEREAS, the Company has issued, the Trustee has authenticated and there have been delivered pursuant to the Indenture $160,000,000 aggregate principal amount of the Company's First Priority Senior Secured Notes due 2000 (the "Securities"), $55,000,000 of which are currently outstanding;

     WHEREAS, the Company desires, by this Supplemental Indenture to amend certain minimum ratios in the Fixed Charge Coverage Ratio covenant set forth in the Indenture and the minimum notice requirements with respect to an optional redemption of the Securities (collectively, the "Amendment");

     WHEREAS, Section 8.02 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture, with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding Securities (as defined therein), for the purpose of changing any provisions of the Indenture except as otherwise set forth therein;

     WHEREAS, the holders of not less than a majority in principal amount of the Securities outstanding, as of 5:00 p.m., New York City time, on March 10, 1999, the record date for such purpose, have consented to the Amendment; and

     WHEREAS, the Company is legally empowered and has been duly authorized by the necessary corporate action to make, execute and deliver this Supplemental Indenture, and all acts and things whatsoever necessary to make this Supplemental Indenture, when executed and delivered by the Company and the Trustee, a valid, binding and legal instrument have been taken.

     NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the holders of the Securities:


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                                    ARTICLE 1

                                   DEFINITIONS

     All terms used in this Supplemental Indenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                                    ARTICLE 2

                             AMENDMENT OF INDENTURE

     2.1 Section 4.01(b) of the Indenture is amended to delete the last two entries in the schedule of "Ratios" and "Periods" contained in such section and to replace such entries with the following two entries:

          "1.35:1        March 27, 1998 through September 24, 1998

          1.20:1         December 31, 1998 and thereafter."

     2.2  Section 9.01(b)(iii) of the Indenture is amended by deleting such section in its entirety and substituting in lieu thereof the following:

              "(iii) The Company shall give notice to the Trustee by an Officers' Certificate certifying resolutions of its Board of Directors authorizing the Optional Redemption and that such redemption is being made in accordance with this Indenture and the Securities. The Company shall give such notice at least ten (10) days, but not more than sixty
          (60) days before the Optional Redemption Date (unless a shorter notice shall be satisfactory to the Trustee)."

                                    ARTICLE 3

                                  MISCELLANEOUS

     3.1 This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

     3.2 The internal laws of the State of New York shall govern this Supplemental Indenture without regard to principles of conflicts of law.

     3.3 All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.



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     3.4  The provisions of the Indenture, as amended by Article 2 of this
Supplemental Indenture, shall be deemed effective for all purposes as of the date hereof.

     3.5 The recitals to this Supplemental Indenture shall not be construed as representations of the Trustee and the Trustee makes no representation as to the accuracy of such recitals.

     IN WITNESS WHEREOF, the parties have caused this Fifth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                        VISKASE COMPANIES, INC.


                                        By:
                                             Gordon S. Donovan
                                             Vice President, Chief Financial
                                             Officer and Treasurer


Attest:
Stephen M. Schuster
Vice President and Secretary


                                        STATE STREET BANK AND
                                        TRUST COMPANY OF CONNECTICUT, N.A.

                                        By:
                                        Name:
                                        Title:


Attest:
By:
Name:
Title:





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